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                           APPOINTMENT AND AMENDMENT

         THIS APPOINTMENT AND AMENDMENT is made this 2nd day of July 1992 by Keystone International, Inc., a Texas corporation ("KII"), and Continental Stock Transfer & Trust Company ("Continental"),

                             W I T N E S S E T H:

         WHEREAS, KII and NationsBank of Texas, N.A., formerly NCNB Texas National Bank, ("NationsBank"), are parties to each of that certain Rights Agreement, dated as of March 31, 1990 (the "Rights Agreement"), and Depositary Agreement, dated as of March 31, 1990 (the "Depositary Agreement"), pursuant to which NationsBank served as Rights Agent and Depositary, respectively;

         WHEREAS, NationsBank has tendered to KII its resignation as Rights Agent and Depositary under the Rights Agreement and Depositary Agreement, respectively;

         WHEREAS, KII desires to appoint Continental as successor Rights Agent and Depositary under the Rights Agreement and Depositary Agreement, respectively, and Continental desires to accept such appointments; and

         WHEREAS, simultaneous to such appointments, KII desires to effect an amendment to Section 21 of the Rights Agreement.

         WHEREAS, NOW THEREFORE, for and in consideration of the premises, and the mutual and dependent promises contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

         1. KII hereby appoints Continental as Rights Agent under the Rights Agreement and Continental hereby accepts such appointment, all in accordance with the terms and subject to the conditions of the Rights Agreement, and effective as of 5:00 P.M., Houston, Texas time, on July 2, 1992 (the "Effective Time").

         2. (a) Effective as of the Effective Time, Section 21 of the Rights Agreement is hereby amended to be and read in its entirety as follows:

         Section 21. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days' notice in writing mailed to the Company and to each transfer agent of the Common Stock and Preferred Stock by registered or certified mail, and, subsequent to the Distribution Date, to the holders of the Right Certificates by mail. The Company may remove the Rights Agent or any successor Rights Agent


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         upon 30 days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Stock and Preferred Stock by registered or certified mail, and, subsequent to the Distribution Date, to the holders of the Rights Certificates by mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit his Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a corporation organized and doing business under the laws of the United States or of any state of the United States, in good standing, having a corporate trust office in the city of New York, which is authorized under such laws to exercise stock transfer or corporate trust powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50,000,000; or (b) an affiliate of a Corporation described in clause (a) of this sentence; or (c) meets the financial requirements of Rule 496 of the New York Stock Exchange rules, whether by net worth and/or by bonds from one or more A + A.M. Best's rated insurance company(s) and/or by a corporate guarantee from a corporation that has equity of at least twice the balance being guaranteed. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock and the Preferred Stock, and, subsequent to the Distribution Date, mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 21, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

         (b) KII hereby certifies to Continental that such amendment is in compliance with Section 27 of the Rights Agreement.

         KII hereby appoints Continental as Depositary under the Depositary Agreement and



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Continental hereby accepts such appointment, all in accordance with the terms and subject to the conditions of the Depositary Agreement, and effective as of the Effective Time.

         4. Continental hereby agrees to meet at all times the financial requirements of Rule 496 of the New York Exchange Rules as provided in Section 21(c) as amended in the aforementioned Rights Agreement.

         5. The parties hereto may execute this document in any number of counterparts, each of which is an original, but all of which together constitute one and the same instrument.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Appointment and Amendment to be executed by a duly authorized officer on this the 2nd day of July, 1992, effective as of the Effective Time.


                                   KEYSTONE INTERNATIONAL, INC.



                                   By: /s/ Mark E. Baldwin
                                      ---------------------------------------
                                           Mark E. Baldwin, Vice President




                                   CONTINENTAL STOCK TRANSFER & TRUST
                                   COMPANY



                                   By: /s/ Steven Nelson
                                      ---------------------------------------
                                           Steven Nelson, Chairman